EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2024 First Quarter Results

Board Approves New Stock Repurchase Authorization

LYNNWOOD, Wash., June 06, 2024 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the first quarter ended May 4, 2024.

Net sales for the first quarter ended May 4, 2024 (13 weeks) decreased 3.0% to $177.4 million from $182.9 million in the first quarter ended April 29, 2023 (13 weeks). Net loss in the first quarter of fiscal 2024 was $16.8 million, or $0.86 loss per diluted share, compared to a net loss of $18.4 million, or $0.96 loss per diluted share, in the first quarter of the prior fiscal year.

At May 4, 2024, the Company had cash and current marketable securities of $146.6 million compared to cash and current marketable securities of $155.3 million at April 29, 2023. The decrease was driven by capital expenditures of $17.5 million over this time period, offset by $9.1 million provided by operating activities.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “Fiscal 2024 is off to an encouraging start as we once again achieved sequential improvement in our year-over-year quarterly sales trends and both top and bottom line results exceeded our initial outlook for the quarter. The results were driven by our North American region which inflected positive in the first quarter. At the same time, our focus on improving full priced selling in Europe helped expand merchandise margins, which more than offset expense deleverage and fueled enhanced operating performance versus a year ago, even as overall sales remained under pressure. We still have much work to do to return to historic levels of both sales and profitability, but I am confident that our strategies to reinvigorate growth and reduce our cost base have us on the path to deliver further progress over the remainder of this year and beyond.”

May 2024 Sales
Net sales for the four-week period ended June 1, 2024 increased 1.8% compared to the four-week period ended May 27, 2023. Comparable sales for the four-week period ending June 1, 2024 decreased 0.2% from the comparable period in the prior year.

Fiscal 2024 Second Quarter Outlook
The Company is introducing guidance for the three months ending August 3, 2024. Net sales are projected to be in the range of $199 to $204 million. Loss per share is expected to be between $0.30 to $0.40.

The Company currently intends to open approximately 10 new stores in fiscal 2024, including up to 3 stores in North America, 3 stores in Europe and 4 stores in Australia.

Stock Repurchase Authorization
On June 5, 2024, Zumiez Inc. approved the repurchase of up to an aggregate of $25 million of common stock. The repurchase program is expected to continue through June 30, 2025 unless the time period is extended or shortened by the Board of Directors.

Conference call Information
To access today’s first quarter 2024 earnings call at 5:00 PM ET, please pre-register using this link (Registration Link). Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of June 1, 2024, we operated 751 stores, including 593 in the United States, 47 in Canada, 86 in Europe and 25 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2023 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF LOSS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	May 4, 2024	% of Sales	April 29, 2023	% of Sales
Net sales	$177,388	100.0%	$182,887	100.0%
Cost of goods sold	125,489	70.7%	133,529	73.0%
Gross profit	51,899	29.3%	49,358	27.0%
Selling, general and administrative expenses	72,054	40.6%	70,712	38.7%
Operating loss	(20,155)	-11.3%	(21,354)	-11.7%
Interest income, net	1,321	0.7%	858	0.5%
Other expense, net	(767)	-0.4%	(541)	-0.3%
Loss before income taxes	(19,601)	-11.0%	(21,037)	-11.5%
Benefit from income taxes	(2,821)	-1.6%	(2,655)	-1.4%
Net loss	$(16,780)	-9.4%	$(18,382)	-10.1%
Basic loss per share	$(0.86)		$(0.96)
Diluted loss earnings per share	$(0.86)		$(0.96)
Weighted average shares used in computation of loss per share:
Basic	19,465		19,197
Diluted	19,465		19,197

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	May 4, 2024	February 3, 2024	April 29, 2023
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$74,864	$88,875	$66,655
Marketable securities	71,757	82,704	88,684
Receivables	13,415	13,780	20,655
Inventories	146,815	128,827	147,871
Prepaid expenses and other current assets	14,177	12,401	12,755
Total current assets	321,028	326,587	336,620
Fixed assets, net	89,831	90,508	94,419
Operating lease right-of-use assets	192,607	196,775	216,091
Goodwill	15,385	15,374	56,925
Intangible assets, net	14,117	14,200	14,404
Deferred tax assets, net	11,158	8,623	11,034
Other long-term assets	12,495	12,159	12,005
Total long-term assets	335,593	337,639	404,878
Total assets	$656,621	$664,226	$741,498

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$62,301	$38,885	$59,551
Accrued payroll and payroll taxes	16,958	18,431	18,378
Operating lease liabilities	59,191	60,885	63,866
Other current liabilities	18,869	25,886	19,298
Total current liabilities	157,319	144,087	161,093
Long-term operating lease liabilities	155,040	159,877	182,507
Other long-term liabilities	6,927	7,052	6,055
Total long-term liabilities	161,967	166,929	188,562
Total liabilities	319,286	311,016	349,655

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 20,318 shares issued and outstanding at May 4, 2024 and 19,833 shares issued and outstanding at February 3, 2024	198,047	196,144	190,599
Accumulated other comprehensive loss	(20,025)	(19,027)	(19,077)
Retained earnings	159,313	176,093	220,321
Total shareholders’ equity	337,335	353,210	391,843
Total liabilities and shareholders’ equity	$656,621	$664,226	$741,498

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Three Months Ended
	May 4, 2024	April 29, 2023
Cash flows from operating activities:
Net loss	$(16,780)	$(18,382)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion	5,561	5,379
Noncash lease expense	14,522	16,313
Deferred taxes	(2,590)	(2,912)
Stock-based compensation expense	1,675	1,906
Impairment of long-lived assets	101	312
Other	525	375
Changes in operating assets and liabilities:
Receivables	1,077	1,030
Inventories	(18,876)	(13,091)
Prepaid expenses and other assets	1,754	(925)
Trade accounts payable	21,763	18,868
Accrued payroll and payroll taxes	(1,458)	2,087
Income taxes payable	(797)	(301)
Operating lease liabilities	(17,276)	(18,609)
Other liabilities	(7,778)	(4,929)
Net cash used in operating activities	(18,577)	(12,879)
Cash flows from investing activities:
Additions to fixed assets	(2,546)	(5,438)
Purchases of marketable securities and other investments	(1,967)	(1,850)
Sales and maturities of marketable securities and other investments	12,510	5,571
Net cash provided by (used in) investing activities	7,997	(1,717)
Cash flows from financing activities:
Proceeds from revolving credit facilities	3,220	1,549
Payments on revolving credit facilities	(3,220)	(1,549)
Proceeds from issuance and exercise of stock-based awards	358	460
Payments for tax withholdings on equity awards	(130)	(185)
Net cash provided by financing activities	228	275
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(245)	(509)
Net decrease in cash, cash equivalents, and restricted cash	(10,597)	(14,830)
Cash, cash equivalents, and restricted cash, beginning of period	94,284	88,453
Cash, cash equivalents, and restricted cash, end of period	$83,687	$73,623
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$654	$536
Accrual for purchases of fixed assets	2,094	2,323

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200